Exhibit 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of Variable Insurance Products Fund II of our reports dated February 10, 1998 relating to the financial statements and financial highlights included in the December 31, 1997 Annual Report to Shareholders of Variable Insurance Products Fund II: Investment Grade Bond Portfolio, Asset Manager Portfolio, Asset Manager Growth Portfolio, Contrafund Portfolio and Index 500 Portfolio, which are incorporated by reference into such registration statement.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
April 16, 1998